Certificate

"COMPANIES ACT"

Canada

Province of British Columbia

I Hereby Certify that pursuant to section 72 of the

"Companies Act" SHASTA MINES & OIL LTD, (N.P.L.) has

converted itself from a private company into a public

company.

Given under my hand and seal of office at

Victoria, B.C., this twentieth

day of February, one

thousand nine hundred and sixty-seven

___________________________________

Registrar of Companies.